2013 Award
Performance Stock Units

TRIMAS CORPORATION
2011 OMNIBUS INCENTIVE COMPENSATION PLAN
PERFORMANCE STOCK UNIT AGREEMENT

TriMas Corporation (“Corporation”), as permitted by the TriMas Corporation 2011 Omnibus Incentive Compensation Plan (“Plan”), grants to the individual listed below (“Grantee”), the opportunity to earn Performance Stock Units (“PSUs”) in the amount designated in this Performance Stock Unit Agreement (“Agreement”), subject to the terms and conditions of the Plan and this Agreement.
Unless otherwise defined in this Agreement or in Appendices A or B to this Agreement, the terms used in this Agreement have the same meaning as defined in the Plan; provided, however, that, as permitted by Section 10.1 of the Plan, the PSUs granted under this Agreement consist solely of Restricted Stock Units (with performance conditions) under the Plan. The term “Service Provider” as used in this Agreement means an individual actively providing services to the Corporation or a Subsidiary or Affiliate of the Corporation.
I.    NOTICE OF PSU AWARD

Grantee:	[specify Grantee’s name]
Date of Agreement:	[month and day], 2013
Grant Date:	[month and day], 2013
Number of PSUs in Award:	[number of shares] (“Target”), subject to addition or subtraction as set forth on Appendix A depending on achievement of performance goals
Performance Period:	Beginning on January 1, 2013, and continuing through December 31, 2015
Settlement Method:	Earned and vested PSUs will be settled by delivery of one share of Stock for each PSU being settled

II.    AGREEMENT
A.    Grant of PSUs. The Corporation grants to Grantee (who, pursuant to this Award is a Participant in the Plan) the number of PSUs set forth above, subject to adjustment as provided otherwise in this Agreement (this “Award”). The PSUs granted under this Agreement are payable only in shares of Stock. Notwithstanding anything to the contrary anywhere else in this Agreement, the PSUs in this Award are subject to the terms and provisions of the Plan, which are incorporated by reference into this Agreement.
1.    Vesting. Except as otherwise designated in this Agreement, Grantee must be a Service Provider on the Settlement Date (as such term is defined in Section II.A.7 below) to be eligible to vest in, and earn, any PSUs, and any unvested PSUs subject to this Award will be canceled and forfeited if Grantee terminates as a Service Provider prior to the Settlement Date. Any PSUs that remain unearned after the “Determination Date” (as such term is defined in Appendix A) will be cancelled and forfeited.
2.    Performance Goals to Earn PSUs. Grantee will only receive shares of Stock related to, and to the extent that such shares are earned pursuant to, the “Performance Goals” specified in Appendix A to this Agreement.
3.    Rights of Grantee. This Award does not entitle Grantee to any ownership interest in any actual shares of Stock unless and until such shares of Stock are issued to Grantee pursuant to the terms of the Plan. Since no property is transferred until the shares of Stock are issued, Grantee acknowledges and agrees that Grantee cannot and will not attempt to make an election under Section 83(b) of the Code to include the fair market value of the PSUs in Grantee’s gross income for the taxable year of the grant of this Award. Until shares of Stock are issued to Grantee in settlement of earned and vested PSUs under this Award, Grantee will have none of the rights of a stockholder of the Corporation with respect to the shares of Stock issuable in settlement of the PSUs, including the right to vote the shares of Stock, but Grantee will be eligible to receive dividends declared with respect to such PSUs, which will be paid to Grantee on the Settlement Date with respect to the number of shares of Stock delivered to Grantee on the Settlement Date. Shares of Stock issuable in settlement of PSUs will be delivered to Grantee on the Settlement Date in book entry form or in such other manner as the Committee may determine.
4.    Adjustments. The Stock to which the PSUs covered by this Award relate will be subject to adjustment as provided in Section 17 of the Plan.
5.    Termination of Services.
(a)     Any unvested PSUs subject to this Award will be forfeited if, prior to the Settlement Date, Grantee voluntarily terminates as a Service Provider, or if Grantee’s status as a Service Provider is terminated by the Corporation for any reason (other than death, Disability, or Retirement).
(b)     Notwithstanding the foregoing, if Grantee ceases to be a Service Provider during the performance period specified in the table above (the “Performance Period”) as a result of Grantee’s death or Disability, Grantee shall receive a pro-rata portion of the number of PSUs, if any, that are earned under Section II.A.2 due to the achievement of one or more performance measures specified in Appendix A during the Performance Period. The pro-rata percentage of the number of PSUs to be earned and settled under Section II.A.7 shall be equal to (x) the amount determined under Section II.A.2 above at the end of the Performance Period, multiplied by (y) a fraction (not greater than 1), the numerator of which is the number of full calendar months Grantee was employed or rendering services from the beginning of the Performance Period through the date of Grantee’s termination, and the denominator of which is 36.
(c)     If Grantee ceases to be a Service Provider as a result of Grantee’s Retirement, the Committee may, in its discretion, permit Grantee to receive a pro-rata portion of the number of PSUs specified in Section I above, with the pro-rata percentage of the number of PSUs to be vested to be determined in accordance with subsection (b) of this Section II.A.5.
(d)     Any PSUs that are not earned and do not vest in accordance with this Section II.A.5. shall terminate and be forfeited as of the date of Grantee’s termination. Further, the Corporation retains the right to accelerate the vesting (but not the time of payment) of all or a portion of the PSUs subject to this Award, in which event a similar pro-ration determination as provided in this Section II.A.5 will be applied.
6.     Change of Control. Notwithstanding anything set forth herein to the contrary, if a “Change of Control” (as defined in Appendix B) occurs prior to the end of the Performance Period, the PSUs shall be subject to pro-rata vesting such that the number of PSUs subject to the Award that shall become vested and non-forfeitable shall equal (x) the Target number set forth in “Number of PSUs in Award” in Section I, multiplied by (y) a fraction (not greater than 1), the numerator of which is the number of full calendar months Grantee was employed or rendering services following the beginning of the Performance Period through the date of the consummation of the Change of Control, and the denominator of which is 36. Any PSUs that are not earned and do not vest in accordance with the foregoing sentence shall terminate and be forfeited as of the date of the Change of Control. For purposes of this Section II.A.6, the Settlement Date shall be the date of the Change of Control.
7.    Determination of PSUs Earned and Vested; Settlement. Except as set forth in Section II.A.6, upon the Committee’s certification of achievement of the Performance Goals described in Appendix A, and Grantee’s satisfaction of the vesting requirements in Section II.A.1 and Section II.A.5 above, as applicable, this Award shall be settled by issuing to Grantee the number of shares of Stock determined pursuant to Appendix A and Grantee’s name shall be entered as the shareholder of record on the books of the Corporation with respect to such shares. This settlement shall occur as soon as practicable following the end of the Performance Period, but in no event later than the March 15th following such Performance Period (the “Settlement Date”). Any unearned PSUs will be canceled and forfeited. In all circumstances, the number of PSUs earned or vested will be rounded down to the nearest whole PSU, unless otherwise determined by the Committee.
B.    Other Terms and Conditions.
1.    Non-Transferability of Award. Except as described below, this Award and the PSUs subject to this Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution. Notwithstanding the foregoing, with the consent of the Committee in its sole discretion, Grantee may assign or transfer this Award and its underlying PSUs to a trust or similar vehicle for estate planning purposes (the “Permitted Assignee”), provided that any such assigned PSUs shall remain subject to all terms and conditions of the Plan and this Agreement, and the Permitted Assignee executes an agreement satisfactory to the Corporation evidencing these obligations. The terms of this Award are binding on the executors, administrators, heirs, successors and assigns of Grantee.
2.    Withholding. Grantee authorizes the Corporation to withhold from the shares of Stock to be delivered in respect of the PSUs as payment the amount needed to satisfy any applicable minimum income and employment tax withholding obligations, or Grantee agrees to tender sufficient funds to satisfy any applicable income and employment tax withholding obligations in connection with the vesting of the PSUs and the resulting delivery of shares of Stock under this Award.
3.    Dispute Resolution. Grantee and the Corporation agree that any disagreement, dispute, controversy, or claim arising out of or relating to this Agreement, its interpretation, validity, or the alleged breach of this Agreement, will be settled exclusively and, consistent with the procedures specified in this Section II.B.3., irrespective of its magnitude, the amount in controversy, or the nature of the relief sought, in accordance with the following:
(a)    Negotiation. Grantee and the Corporation will use their best efforts to settle the dispute, claim, question or disagreement. To this effect, they will consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both parties.
(b)    Arbitration. If Grantee and the Corporation do not reach a solution within a period of 30 days from the date on which the dispute, claim, disagreement, or controversy arises, then, upon written notice by Grantee to the Corporation or the Corporation to Grantee, all disputes, claims, questions, controversies, or differences will be submitted to arbitration administered by the American Arbitration Association (the “AAA”) in accordance with the provisions of its Employment Arbitration Rules (the “Arbitration Rules”).
(1)    Arbitrator. The arbitration will be conducted by one arbitrator skilled in the arbitration of executive employment matters. The parties to the arbitration will jointly appoint the arbitrator within 30 days after initiation of the arbitration. If the parties fail to appoint an arbitrator as provided above, an arbitrator with substantial experience in executive employment matters will be appointed by the AAA as provided in the Arbitration Rules. The Corporation will pay all of the fees, if any, and expenses of the arbitrator and the arbitration, unless otherwise determined by the arbitrator. Each party to the arbitration will be responsible for his/its respective attorneys fees or other costs of representation.
(2)    Location. The arbitration will be conducted in Oakland County, Michigan.
(3)    Procedure. At any oral hearing of evidence in connection with the arbitration, each party or its legal counsel will have the right to examine its witnesses and cross-examine the witnesses of any opposing party. No evidence of any witness may be presented in any form unless the opposing party or parties has the opportunity to cross-examine the witness, except under extraordinary circumstances in which the arbitrator determines that the interests of justice require a different procedure.
(4)    Decision. Any decision or award of the arbitrator is final and binding on the parties to the arbitration proceeding. The parties agree that the arbitration award may be enforced against the parties to the arbitration proceeding or their assets wherever they may be found and that a judgment upon the arbitration award may be entered in any court having jurisdiction.
(5)    Power. Nothing contained in this Agreement may be deemed to give the arbitrator any authority, power, or right to alter, change, amend, modify, add to, or subtract from any of the provisions of this Agreement.
The provisions of this Section II.B.3 survive the termination or expiration of this Agreement, are binding on the Corporation’s and Grantee’s respective successors, heirs, personal representatives, designated beneficiaries and any other person asserting a claim described above, and may not be modified without the consent of the Corporation. To the extent arbitration is required, no person asserting a claim has the right to resort to any federal, state or local court or administrative agency concerning the claim unless expressly provided by federal statute, and the decision of the arbitrator is a complete defense to any action or proceeding instituted in any tribunal or agency with respect to any dispute, unless precluded by federal statute.
4.    Code Section 409A. Without limiting the generality of any other provision of this Agreement, Sections 18.9 and 18.10 of the Plan pertaining to Code Section 409A are explicitly incorporated into this Agreement.
5.    No Continued Right as Service Provider. Nothing in the Plan or in this Agreement confers on Grantee any right to continue as a Service Provider, or interferes with or restricts in any way the rights of the Corporation or any Subsidiary or Affiliate of the Corporation, which are hereby expressly reserved, to discharge Grantee at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written employment agreement between Grantee and the Corporation or any Subsidiary or Affiliate of the Corporation.
6.    Effect on Other Benefits. In no event will the value, at any time, of the PSUs or any other payment or right to payment under this Agreement be included as compensation or earnings for purposes of any other compensation, retirement, or benefit plan offered to employees of, or other Service Providers to, the Corporation or any Subsidiary or Affiliate of the Corporation unless otherwise specifically provided for in such plan.
7.    Unfunded and Unsecured General Creditor. Grantee, as a holder of PSUs and rights under this Agreement has no rights other than those of a general creditor of the Corporation. The PSUs represent an unfunded and unsecured obligation of the Corporation, subject to the terms and conditions of this Agreement and the Plan.

8.    Governing Law. This Agreement is governed by and construed in accordance with the laws of the State of Michigan, notwithstanding conflict of law provisions.
9.    Clawback Policy. Any shares of Stock issued to Grantee in settlement of the PSUs shall be subject to the Company’s recoupment policy, as in effect from time to time.
(Signature Page Follows)

This Agreement may be executed in two or more counterparts, each of which is deemed an original and all of which constitute one document.

TRIMAS CORPORATION

Dated: [month and date], 2013	By:
Name: Joshua A. Sherbin Title: Vice President, General Counsel and Corporate Secretary

GRANTEE ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS PERFORMANCE STOCK UNIT AGREEMENT, NOR IN THE CORPORATION’S 2011 OMNIBUS INCENTIVE COMPENSATION PLAN, WHICH IS INCORPORATED INTO THIS AGREEMENT BY REFERENCE, CONFERS ON GRANTEE ANY RIGHT WITH RESPECT TO CONTINUATION AS A SERVICE PROVIDER OF THE CORPORATION OR ANY PARENT OR SUBSIDIARY OR AFFILIATE OF THE CORPORATION, NOR INTERFERES IN ANY WAY WITH GRANTEE’S RIGHT OR THE CORPORATION’S RIGHT TO TERMINATE GRANTEE’S SERVICE PROVIDER RELATIONSHIP AT ANY TIME, WITH OR WITHOUT CAUSE AND WITH OR WITHOUT PRIOR NOTICE.
BY CLICKING THE “ACCEPT” BUTTON BELOW, GRANTEE ACKNOWLEDGES RECEIPT OF A COPY OF THE PLAN AND REPRESENTS THAT GRANTEE IS FAMILIAR WITH THE TERMS AND PROVISIONS OF THE PLAN. GRANTEE ACCEPTS THIS PERFORMANCE STOCK UNIT AWARD SUBJECT TO ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE PLAN. GRANTEE HAS REVIEWED THE PLAN AND THIS AGREEMENT IN THEIR ENTIRETY. GRANTEE AGREES TO ACCEPT AS BINDING, CONCLUSIVE AND FINAL ALL DECISIONS OR INTERPRETATIONS OF THE COMMITTEE UPON ANY QUESTIONS ARISING UNDER THE PLAN OR THIS AWARD.

APPENDIX A
TO
PERFORMANCE STOCK UNIT AGREEMENT

PERFORMANCE GOALS FOR PSU AWARD

The actual number of PSUs earned by Grantee will be determined by the Committee by the March 1st following the end of the Performance Period (“Determination Date”), using data as of, and including, December 31, 2015, under the rules described below. Any PSUs not earned as of the Determination Date will be canceled and forfeited.

1.    The actual number of shares of Stock delivered to Grantee in settlement of the PSUs earned under this Agreement will be determined based on actual performance results, i.e., EPS CAGR and Cash Generation, as described below, subject Section II.A.1 of the Agreement.

2.    The PSUs subject to this Award are earned based on the achievement of specific performance measures over the Performance Period (i.e., January 1, 2013 through December 31, 2015) and determined on the Determination Date.

3.    The PSUs subject to this Award that will actually be earned will be based on the achievement of the following performance measures:

(A)	a measure tied to an earnings per share compounded annual growth rate (“EPS CAGR”); and

(B)	a measure tied to Cash Generation.

4.    The performance measures are weighted as follows:

(A)	EPS CAGR = 75%; and

(B)	Cash Generation = 25%.

5.    For purposes of the performance measures:

(A)
“EPS CAGR” means the cumulative average growth rate during the Performance Period of the diluted earnings per share from continuing operations as reported in the Corporation’s Income Statement within the applicable Form 10-Q and Form 10-K, plus or minus special items that may occur from time-to-time that the Committee believes should adjust the as-reported results for measurement of performance; and

(B)
“Cash Generation” means the Corporation’s cash flow from operating activities less capital expenditures during the Performance Period, as reported in the Corporation’s Cash Flow Statement with the applicable Form 10-Q and Form 10-K, plus or minus special items that may occur from time-to-time, divided by the Corporation’s three-year income from continuing operations as reported in the Corporation’s Income Statement within the applicable Form 10-Q and Form 10-K, plus or minus special items that may occur from time-time-time.

6.    The portion of the PSUs subject to this Award that are tied to achievement of EPS CAGR will be determined in accordance with the table below, with the total value of such portion of this Award determined based on the level of EPS CAGR that is achieved:

EPS CAGR %	Award Payout (Reflected as % of PSUs Subject to EPS CAGR)
4.0	30%
6.3	40%
8.7	50%
10.4	67%
12.7	83%
15.0	100%
16.1	125%
17.3	150%
18.7	175%
21.2	200%
24.0	250%
There will be pro rata allocations between the achievement of EPS CAGR percentage levels, i.e., there will be interpolation between the specified EPS CAGR percentage levels.
The table above provides that the achievement of EPS CAGR of 15.0% is the target level, i.e., at that level, 100% of the PSUs subject to this Award that are allocated to the EPS CAGR performance measurement will be earned.
7.    The portion of the PSUs subject to this Award that are tied to achievement of Cash Generation will be determined in accordance with the table below, with the total value of such portion of this Award determined based on the level of Cash Generation that is achieved:

Target (Cash Generation %)	Award Payout (Reflected as % of PSUs Subject to Cash Generation)
30%	50%
37%	60%
44%	70%
51%	80%
58%	90%
65%	100%
70%	120%
75%	140%
80%	160%
85%	180%
90%	200%
There will be pro rata allocations between the achievement of Cash Generation percentage levels, i.e., there will be interpolation between the specified Cash Generation percentage levels.

The table above provides that the achievement of Cash Generation of 65% is the target level, i.e., at that level, 100% of the PSUs subject to this Award that are allocated to the Cash Generation performance measurement will be earned.

APPENDIX B
TO
PERFORMANCE STOCK UNIT AGREEMENT

GLOSSARY

For purposes of this Agreement:

“Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

A “Change of Control” shall be deemed to have occurred upon the first of the following events to occur:

(i)    any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing 35% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (A) of paragraph (iii) below;

(ii)    the following individuals cease for any reason to constitute a majority of the number of directors then serving on the Board: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended (the “Incumbent Board”); provided, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened election contest (an “Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest;

(iii)    there is consummated a merger, consolidation, wind-up, reorganization or restructuring of the Company with or into any other entity, or a similar event or series of such events, other than (A) any such event or series of events which results in (1) the voting securities of the Company outstanding immediately prior to such event or series of events continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, at least 51% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation and (2) the individuals who comprise the Board immediately prior thereto constituting immediately thereafter at least a majority of the board of directors of the Company, the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger is then a subsidiary, the ultimate parent thereof, or (B) any such event or series of events effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing 35% or more of the combined voting power of the Company’s then outstanding securities; or

(iv)    the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (it being conclusively presumed that any sale or disposition is a sale or disposition by the Company of all or substantially all of its assets if the consummation of the sale or disposition is contingent upon approval by the Company’s stockholders unless the Board expressly determines in writing that such approval is required solely by reason of any relationship between the Company and any other Person or an Affiliate of the Company and any other Person), other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity (A) at least 51% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale or disposition and (B) the majority of whose board of directors immediately following such sale or disposition consists of individuals who comprise the Board immediately prior thereto.

Notwithstanding the foregoing, (A) a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions and (B) if required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, a “Change of Control” shall be deemed to have occurred only if a “change in the ownership of the corporation,” a “change in effective control of the corporation” or a “change in the ownership of a substantial portion of the assets of the corporation,” within the meaning of Section 409A(a)(2)(A)(v) of the Code shall also be deemed to have occurred under Section 409A of the Code.

“Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.